CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Wanger Advisors Trust of our reports dated February 24, 2025, relating to the financial statements and financial highlights of the funds indicated in Appendix A, which appear in Wanger Advisors Trust’s Certified Shareholder Reports on Form N-CSR for the year ended December 31, 2024. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Minneapolis, Minnesota

April 24, 2025

Appendix A

Fund Name

Wanger Acorn

Wanger International